EXHIBIT 99.1

                                                          For Immediate Release
                                         Contact:  Harvey Grossblatt, President
                                           Universal Security Instruments, Inc.
                                                         410-363-3000, Ext. 224
                                                                             or
                                                         Don Hunt, Jeff Lambert
                                            Lambert, Edwards & Associates, Inc.
                                                                   616-233-0500

          Universal Security Instruments Announces Record Earnings and
                     Sharply Increased Sales For Fiscal Year

         Sales Increase 36%, Earnings rise to $2.13 Per Share Vs. $1.69

OWINGS MILLS, MD, June 29 2005: Universal Security Instruments, Inc. (AMEX: UUU) today announced record earnings on increased sales for the fiscal year ended March 31, 2005 (the highest in its 36-year history). Universal said the results include sharp increases in sales and earnings for the fourth quarter of the fiscal year.

The Company cited ongoing market share gains in both the electrical distribution channel and the retail marketplace for its core smoke and carbon monoxide alarm product lines, as well as higher sales of ground fault circuit interrupters
(GFCI) and continued good performance of its Hong Kong Joint Venture.

Universal reported a 68% increase in fourth quarter net earnings to $814,152, or $0.49 per basic share ($0.46 per diluted share), on a 56% increase in sales to $6,119,296, compared with net earnings of $484,290, or $0.30 per basic share ($0.26 per diluted share), and sales of $3,932,491 for last year's fourth quarter.

For the 12 months ended March 31, 2005, sales rose 36% to $23,465,443, versus $17,201,116 for the same period last year. The Company reported net earnings rose 33% to $3,417,854, a record, or $2.13 per basic share ($1.94 per diluted share), compared to net earnings of $2,571,026, or $1.69 per basic ($1.49 per diluted share), for the same period last year. Included in both the fourth quarter and year end results at March 31, 2005 is a net tax benefit of $281,137.

"We are pleased with our performance for the fourth quarter and year end, as the Company continues to execute its strategy of increasing market share in both its retail and electrical distribution channels. We continue to benefit from competitive advantages within our experienced sales organization, as well as our established reputation for providing a highly reliable product at a competitive cost," said Harvey Grossblatt, chief executive officer.

UNIVERSAL is pleased to announce that subsequent to the year end its Hong Kong Joint Venture has received approval to sell certain models of its smoke alarms into the China market. In addition, the Joint Venture expects to open its new 250,000-square-foot manufacturing facility in the Fujian province of Southern China shortly.

UNIVERSAL SECURITY INSTRUMENTS, INC. is a U.S.-based manufacturer (through its Hong Kong Joint Venture) and distributor of safety and security devices. Founded in 1969, the Company has a 36-year heritage of developing innovative and easy-to-install products, including smoke, fire and carbon monoxide alarms. For more information on Universal Security Instruments, visit our website at www.universalsecurity.com.

----------
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties. Actual results could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, among other items, our and our Hong Kong Joint Venture's respective ability to maintain operating profitability, currency fluctuations, the impact of current and future laws and governmental regulations affecting us and our Hong Kong Joint Venture and other factors which may be identified from time to time in our Securities and Exchange Commission filings and other public announcements. We do not undertake and specifically disclaim any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements. We will revise our outlook from time to time and frequently will not disclose such revisions publicly.

                                   -- more --

            7-A GWYNNS MILL COURT o OWINGS MILLS, MARYLAND 21117, USA
                   (410) 363-3000 o www.universalsecurity.com

Universal/Page 2

                      UNIVERSAL SECURITY INSTRUMENTS, INC.
                        CONSOLIDATED STATEMENT OF INCOME

                                    (UNAUDITED)
                                                Three Months Ended March 31,
                                                     2005          2004
                                                  ----------    ----------
Sales                                             $6,119,296    $3,932,491
Net income                                          *814,152    **$484,290
Income per share
      Basic                                             0.49          0.30
      Diluted                                           0.46          0.26
Weighted average number of common
  shares outstanding
      Basic                                        1,643,935     1,552,287
      Diluted                                      1,791,720     1,743,851

                                    (AUDITED)
                                                Twelve Months Ended March 31
                                                     2005          2004
                                                  ----------    ----------
Sales                                             $23,465,443    $17,201,116
Net income                                        *$3,417,854   **$2,571,026
Income per share
      Basic                                             $2.13          $1.69
      Diluted                                           $1.94          $1.49
Weighted average number of common
  shares outstanding
      Basic                                         1,602,449      1,516,846
      Diluted                                       1,764,474      1,725,206

* A net tax benefit of $281,137 was recorded due to the recognition of net operating loss carryforwards and due to a reduction in the valuation allowance previously established to offset tax benefits associated with our deferred tax assets.
** Due to the tax benefit carryforward of prior years' operating losses, no tax liability was incurred other than state income taxes.

                           CONSOLIDATED BALANCE SHEET

                                        ASSETS                                               March 31,
                                                                                             ---------
                                                                                        2005            2004
                                                                                    ------------    ------------
Cash                                                                                $     59,287    $    188,190
Accounts receivable and amount due from factor                                         4,430,344       2,937,922
Inventory                                                                              4,834,486       2,867,650
Prepaid expenses                                                                         145,394         107,052
                                                                                    ------------    ------------
TOTAL CURRENT ASSETS                                                                   9,469,511       6,100,814

INVESTMENT IN HONG KONG JOINT VENTURE                                                  6,131,481       4,832,286

PROPERTY, PLANT AND EQUIPMENT - NET                                                       81,690          93,431
OTHER ASSETS AND DEFERRED TAX ASSET                                                      367,266          72,385
                                                                                    ------------    ------------
TOTAL ASSETS                                                                        $ 16,049,948    $ 11,098,916
                                                                                    ============    ============

                         LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable and accrued expenses                                               $  1,725,402    $  1,229,602
Accrued liabilities                                                                    1,426,878         663,818
Current obligations under capital lease                                                       --           7,224
                                                                                    ------------    ------------
TOTAL CURRENT LIABILITIES                                                              3,152,280       1,900,644
                                                                                    ------------    ------------
LONG TERM DEBT                                                                                                --
SHAREHOLDERS' EQUITY
Common stock, $.01 par value per share; authorized 20,000,000 shares; issued and
outstanding 1,652,998 and 1,552,896 shares at March 31, 2005 and March 31, 2004,          16,530          15,529
respectively
Additional paid-in capital                                                            11,469,444      11,188,903
Retailed earnings (accumulated deficit)                                                1,411,694      (2,006,160)
                                                                                    ------------    ------------
TOTAL SHAREHOLDERS' EQUITY                                                            12,897,668       9,198,272
                                                                                    ------------    ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                          $ 16,049,948    $ 11,098,916
                                                                                    ============    ============

All shares have been adjusted to reflect the 4-for-3 stock split payable on April 5, 2004.